Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Second Quarter and Fiscal Year 2024 Financial Results

Mitchel Field, NY, December 12, 2023 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the three- and six-month periods of fiscal 2024, ended October 31, 2023, of approximately $13.6 million and $26.0 million, respectively, compared to revenues of $8.9 million and $17.2 million, respectively, for the same periods of fiscal year 2023, ended October 31, 2022. Operating income for the second quarter of fiscal year 2024 was $0.9 million compared to an operating loss of $2.3 million for the same period of fiscal year 2023. Operating Income for the six months ended October 31, 2023 was $3.0 million compared to an operating loss of $5.4 million for the six months ended October 31, 2022. Net Income from operations for the three and six months ended October 31, 2023 was $0.8 million or $0.08 per diluted share and $2.9 million or $0.30 per diluted share, respectively, compared to net losses from operations for the three and six month ended October 31, 2022 of $2.3 million or ($0.25) per diluted share and $5.4 million or ($0.58) per diluted share, respectively.

FEI President and CEO, Tom McClelland commented, “In the second quarter of fiscal year 2024 the trend observed last quarter continued, reflecting the results of the cost cutting efforts and management reorganization which has taken place over the last year and a half. Revenue and gross margin have increased substantially compared to the second quarter of fiscal year 2023, and the Company is reporting an operating profit of approximately $0.9 million compared to an operating loss of $2.3 million in the same quarter of last year. The backlog of $49.7 million at the end of Q2 is close to the historic high at the end of fiscal year 2023, and bookings are expected to increase the backlog significantly over the next two quarters, driven in part by the meaningful contract wins we announced in November. I believe our efforts have put us on a sustainable positive trajectory. The Company remains committed to achieving sustained profitability and cash generation going forward.”

Fiscal Year 2024 Selected Financial Metrics and Other Items

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For the three and six months ended October 31, 2023, revenues from satellite payloads were approximately $4.7 million, or 35%, and $9.5 million, or 37%, respectively, of consolidated revenues compared to $4.3 million, or 48%, and $7.8 million, or 46% for the same period of the prior year.

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For the three and six months ended October 31, 2023, revenues for non-space U.S. Government/DOD customers were $8.2 million, or 60%, and $15.1 million, or 58%, respectively, of consolidated revenues compared to $4.0 million, or 44%, and $8.0 million, or 47%, respectively, for the same period of the prior year.

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For the three and six months ended October 31, 2023, revenues from other commercial and industrial sales accounted for approximately $710,000, or 5%, and $1.4 million, or 5%, respectively, of consolidated revenues compared to approximately $698,000, or 8%, and $1.4 million, or 7%, respectively, for the same period of the prior year.

-	Net cash used in operations was $3.0 million in the six months of fiscal year 2024, compared to net cash provided by operations of $0.5 million for the same period of fiscal year 2023.

-	Backlog at October 31, 2023 was approximately $50 million compared to $57 million at April 30, 2023.

Materials Wins Subsequent to Quarter End

After the quarter ended, FEI announced three significant contract wins as follows:

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A contract award of approximately $25 million to deliver precision frequency-generation systems for a next generation national security satellite program. Under this contract, FEI will develop, manufacture, test and deliver a state-of-the-art frequency generation system to the prime contractor for integration into satellites. The hardware will provide the primary frequency reference for the spacecraft and enhance its mission effectiveness. As an important aspect of this program, FEI is targeted to deliver all the contracted hardware within a period of less than 24 months. This is part of an on-going effort to demonstrate the ability to deliver space hardware faster, in support of the US government goal of achieving a more resilient space presence.

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A contract award of approximately $19 million from a major U.S. aerospace prime contractor to supply on-board precision frequency-generation systems for a multi satellite program. Under this contract, FEI will develop, manufacture, test and deliver within 24 months, state-of-the-art frequency generators and microwave synthesizers. The systems will provide multiple microwave frequencies for the spacecraft platforms within which they are deployed, and enhance their mission effectiveness. This high-performance hardware is derived from similar models that FEI has provided in the past for U.S. Government satellites, and which are successfully operating in orbit.

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A multi-year contract of approximately $9 million to deliver advanced atomic clocks for a satellite navigation system for a new FEI, non-US government, customer. Per this contract FEI will deliver atomic frequency standards for deployment on a demonstration satellite to confirm the effectiveness of the navigation system performance. This important award includes contract options with a potential production value of more than $70 million for additional clocks over the next 5 to 6 years. The award emphasizes FEI’s position and strength in atomic standards technologies for both commercial and military satellite applications, and the company’s ability to compete both domestically and internationally.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Tuesday, December 12, 2023, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-888-506-0062. International callers may dial 1-973-528-0011. Callers should provide participant access code: 265731 or ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 49594). Subsequent to that, the call can be accessed via a link available on the Company’s website through March 12, 2024.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Forward-Looking Statements

The statements in this press release regarding future earnings and operations and other statements relating to the future constitute “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, reliance on key customers, continued acceptance of the Company’s products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, other supply chain related issues, increasing costs for materials, operating related expenses, competitive developments, changes in manufacturing and transportation costs, the availability of capital, the outcome of any litigation and arbitration proceedings, and failure to maintain an effective system of internal controls over financial reporting. The factors listed above are not exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the Securities and Exchange Commission. The Company’s Annual Report on Form 10-K fiscal year ended April 30, 2023, filed on July 27, 2023 respectively, with the Securities and Exchange Commission includes additional factors that could materially and adversely impact the Company’s business, financial condition and results of operations, as such factors are updated from time to time in our periodic filings with the Securities and Exchange Commission, which are accessible on the Securities and Exchange Commission’s website at www.sec.gov. Moreover, the Company operates in a very competitive and rapidly changing environment. New factors emerge from time to time and it is not possible for management to predict the impact of all these factors on the Company’s business, financial condition or results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this press release and any other public statement made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact information: Dr. Thomas McClelland, President and Chief Executive Officer;

     Steven Bernstein, Chief Financial Officer;

TELEPHONE: (516) 794-4500 ext.5000          WEBSITE:         www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	(unaudited)		(unaudited)
	2023	2022	2023	2022
Revenues	$13,575	$8,949	$25,984	$17,153
Cost of Revenues	9,245	8,599	16,786	16,808
Gross Margin	4,330	350	9,198	345
Selling and Administrative	2,552	2,034	4,853	4,026
Research and Development	840	599	1,347	1,709
Operating income (loss)	938	(2,283)	2,998	(5,390)
Interest and Other, Net	(135)	(30)	(146)	(39)
Income (loss) before Income Taxes	803	(2,313)	2,852	(5,429)
Provision for Income Taxes	6	1	13	2
Net income (loss)	$797	$(2,314)	$2,839	$(5,431)

Net income (loss) per share:
Basic and diluted income (loss) per share	$0.08	$(0.25)	$0.30	$(0.58)

Weighted average shares outstanding
Basic and Diluted	9,399	9,326	9,392	9,317

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	October 31, 2023	April 30, 2023
	(unaudited)
ASSETS
Cash and cash equivalents	$8,708	$12,049
Accounts Receivable, net	3,781	4,622
Contract Assets	12,474	10,009
Inventories, net	23,071	20,526
Other Current Assets	1,669	1,101
Property, plant, and equipment, net	6,436	7,093
Other Assets	11,897	11,714
Right-of-Use Assets – Operating Leases	6,693	7,382
	$74,729	$74,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease Liability - current	$1,769	$1,753
Contract Liabilities	16,435	18,586
Other Current Liabilities	6,775	6,942
Other Long-term Obligations	8,369	8,446
Operating Lease Liability – non-current	5,126	5,883
Stockholders’ Equity	36,255	32,886
	$74,729	$74,496